CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 56 to the Registration Statement on Form N-1A of Fidelity Money Market Trust:
Retirement Money Market Portfolio and Retirement Government Money Market Portfolio of our reports dated October 8, 1996 on the financial statements and financial highlights included in the August 31, 1996 Annual Reports to Shareholders of Retirement Money Market Portfolio and Retirement Government Money Market Portfolio.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Dallas, Texas
October 14, 1996